EX 99.28(p)(18)

Code of Ethics & Personal Trading Policy
Effective June 13, 2011 Amended on November 1, 2014

I.	TERMS AND DEFINITIONS

For the purposes of this Code of Ethics (“Code”), the following terms have been defined.

Access Person
Any supervised person, who has access to nonpublic information regarding Clients’ purchase or sale of securities, is involved in making securities recommendations to Clients or who has access to such recommendations that are nonpublic. Please refer to the document entitled “List of Access Persons” maintained in the Compliance Department.

Advisory Person
Each officer or employee who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities, or whose functions relate to making any recommendations with respect to such purchases or sales, for Clients. All Advisory Persons are also Access Persons and therefore must comply with all requirements applicable to Access Persons.

Affiliates of ZCM
-     Montibus Capital Management LLC
-     Thomas Weisel Global Growth Partners LLC
-     Thomas Weisel Capital Management LLC
-     Choice Financial Partners, Inc d/b/a EquityCompass Strategies
-     1919 Investment Counsel, LLC
-     1919 Investment Counsel & Trust, LLC
-     Stifel Nicolaus Inc.
-     Any other affiliate referenced in Form ADV

Beneficial Interest
Ability to share, directly or indirectly, in any profit, loss, dividend or income, directly or indirectly, through any joint account, partnership, trust or other formal or informal relationship.

An Access Person is deemed to have a beneficial interest in accounts held by immediate family members with whom the Access Person shares a household. Beneficial interest shall be interpreted in accordance with Section 16 of the Securities Exchange Act of 1934 and rules and interpretations thereunder.

Client	Any person or entity for which ZCM serves as investment adviser, renders investment advice, or makes investment decisions in exchange for compensation.
Exchange-Traded Fund (“ETF”)	A security that tracks an index, a commodity or a basket of assets like an index fund, but trades like a stock on an exchange.
Federal Securities Laws
The Securities Act of 1933 (the “1933 Act”), Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940 (the “1940 Act”), the Investment Advisers Act of 1940 (the “Advisers Act”), Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (the “SEC”) under any of these statutes, the Bank Secrecy Act, and any rules adopted by the SEC or the Department of the Treasury.
First In, First Out (“FIFO”)	Applicable to holding period trading stipulation. Evaluation of short term trading violations will be conducted based on this method.
Fund	Each of the registered investment companies for which the Firm, or any of its Affiliates, serves as an adviser or sub-adviser. See Appendix I.
Initial Public Offering (“IPO”)
An offering of a security registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

Managed Account Letter
A letter indicating an Access Person’s grant of investment discretion in an account or accounts to a third-party, signed by the Access Person, the Access Person’s financial advisor, and approved by CCO. Attached as Appendix VII.

Managed Account
An investment account over which bona fide legal investment discretion has been granted to an investment manager. The Access Person does not have any direct or indirect influence over the control of the account.

Non-Reportable Security
Any of the following: (i) direct obligations of the U.S. Government; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (defined as any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization), including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end funds registered under the 1940 Act, other than Reportable Funds; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

Outside Business Activity
Includes any of the following on a compensated or non-compensated basis in a for-profit capacity or for a for-profit entity:

●    Being engaged in any other business outside the business of ZCM;

●   Being employed or compensated by any other person for business-related activities outside the business of ZCM;

●    Serving as an Advisory Person of another organization;

●   Serving on the board of directors (or in any similar capacity) of another company. Authorization for board service will rarely be granted and will normally require ZCM not hold or purchase any securities of the company on whose board the Advisory Person sit.

Portfolio Manager	Any person of the Firm who makes decisions as to the purchase or sale of portfolio holdings on behalf of Clients.
Private Placement	An offering and investment in any non-publicly traded security.
Private Securities Transaction
Includes investments in private placements (hedge funds or private equity funds), privately placed security, private investment partnerships, interests in oil and gas ventures, real estate syndications, participations in tax shelters and other investment vehicles and shares issued prior to a public distribution.

Reportable Fund
The term “Reportable Fund” means (i) any fund for which the Firm serves as investment adviser or sub-adviser; or (ii) any fund whose investment adviser or principal underwriter controls the Firm, is controlled by the Firm, or is under common control with the Firm. As used in this definition, the term control has the same meaning as it does in Section 2(a)(9) of the Investment Company Act. A complete list of Reportable Funds is provided in Appendix I.

Reportable Security	The term “Reportable Security” includes all Securities (including Index Securities) other than Non-Reportable Securities. This includes, for example, stocks, bonds, futures, ETFs
Supervised Person	Any officer, partner, director, employee, or any person who provides investment advice on behalf of the Firm and is subject to supervision.

II.	INTRODUCTION

The investment management and financial services industries are highly regulated and are subject to a wide variety of laws and regulations designed to protect investors. Similarly, publicly-traded companies are required to meet strict standards to protect the integrity of the markets in which their securities trade.

Ziegler Capital Management, LLC (“ZCM,” or the “Firm”), a wholly-owned subsidiary of Stifel Financial Corp. (“Stifel”), a publicly traded company, adopts this Code of Ethics (the “Code”) in accordance with Rule 204A-1 under the Advisers Act, and in accordance with Rule 17j‑1 under the 1940 Act. Furthermore, because of its affiliation with Stifel, ZCM is also subject to the Stifel Code of Business Conduct and Ethics. This Code sets forth standards of conduct expected of advisory personnel, and addresses conflicts that arise from personal trading by Access Persons to mitigate the possibility of securities transactions occurring that place, or appear to place, such persons in conflict with the interests of ZCM and any Client.

ZCM is also registered as a Commodity Trading Adviser (“CTA”) with the Commodity Futures Trading Commission (“CFTC”), and is a member of the National Futures Association (“NFA”) in that capacity.

ZCM observes the highest standards of ethical conduct and requires the same of all its Advisory Persons. As a condition of employment, each Advisory Person has an obligation to act in the best interests of our Clients. The operations of the Firm must be conducted in compliance with the law with the highest ethical standards. Each Advisory Person must read this Code in its entirety and comply with the following requirements:

1.	Execute the Initial and Annual Receipt of this Code, see Appendix II.

2.	Certify annually that they have read, understand and are in compliance with the Code.

3.	Retain a copy of the most current version of the Code.

4.	Attend any required Code training.

This Code should be read in conjunction with the Stifel Code of Business Conduct and Ethics and the ZCM Policies and Procedures Manual. This Code is intended to help each Advisory Person understand their obligations to comply with the highest ethical standards. The Code should be kept by each Advisory Person for future reference.

The Chief Compliance Officer (“CCO”), in consultation with the Firm’s President, reserves the right to make exceptions, on a case-by-case basis, to any of the provisions of this Code upon a determination that the conduct at issue provides little opportunity for improper behavior or otherwise merits an exception. Approval of all such exceptions must be documented in writing. Because ZCM policies, governmental regulations, and industry standards relating to personal trading and potential conflicts of interest can change over time, ZCM may modify any or all of the policies and procedures set forth in the Code. Should ZCM revise the Code, each Advisory Person will receive written notification from the CCO or a designee, and will be required to certify that he or she has received, read, and understand the revised Code. It is the responsibility of each Advisory Person to become familiar with any modifications to the Code.

III.	STANDARDS OF CONDUCT

ZCM is a fiduciary to its Clients and owes each Client an affirmative duty of good faith and full and fair disclosure of all material facts. This duty is particularly pertinent whenever the adviser is in a situation involving a conflict or potential conflict of interest. Advisory Persons must affirmatively exercise authority and responsibility for the benefit of Clients and may not participate in any activities that may conflict with the interests of Clients. In addition, Advisory Persons must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our Clients.

Accordingly, at all times, Advisory Persons must conduct Firm business with the following precepts in mind:

1.	Place the interests of Clients first. No Advisory Person may cause a Client to take action, or not to take action, for personal benefit rather than the benefit of the Client. For example, causing a Client to purchase a security owned by the Advisory Person for the purpose of increasing the price of that security would be a violation of this Code. Similarly, an Advisory Person investing in a security of limited availability that was appropriate for Clients without first considering that investment for Clients would violate this Code.

2.	Conduct all personal securities transactions in compliance with this Code. This includes all pre-clearance and reporting requirements and procedures regarding personal trading and trade allocations.

3.	Keep information confidential. Information concerning Client transactions or holdings is material, non-public information and we may not use knowledge of any such information to profit from the market effect of those transactions.

4.	Comply with the Federal Securities Laws and all other laws and regulations applicable to the Firm’s business. Access Persons should make it their business to know what is required of ZCM as an investment adviser, and integrate compliance into the performance of all duties.

5.	Seek advice when in doubt about the propriety of any action or situation. Any questions concerning this Code should be addressed to the CCO, or a designee who may consult with outside counsel, outside auditors, or other professionals, as necessary.

6.	Escalate client complaints. Complaints conveyed by a Client or on behalf of a Client should be promptly reported to the Compliance Department. Advisory Persons may not make any payments or other account adjustments to Clients in order to resolve any type of complaint. All such matters will be handled by the CCO or a designee.

As a general rule, Advisory Persons are expected to abide not only by the letter of the Code, but also by the spirit of the Code. The policies and procedures in the following sections of this Code implement these general fiduciary principles in the context of specific situations.

IV.	CONFIDENTIAL INFORMATION

Advisory Persons are prohibited from revealing information relating to the holdings in Client accounts or relating to the identification of securities which are being purchased or sold in Client accounts except to persons whose responsibilities require knowledge of this information. Portfolio Managers shall maintain all information relating to the Client accounts being managed in a confidential and secure manner.

The Firm has also implemented an Insider Trading Policy to address the protection of material, non-public information. Unauthorized disclosures of material, non-public information to select individuals or groups could result in substantial liability to the Firm and its Advisory Persons as well as to Stifel.

V.	PERSONAL TRADING POLICY

Access Persons must pre-clear certain purchases and sales of securities as described in Appendix I of this Code. (This list is NOT intended to be all-inclusive. If there is a security type not listed here and you have a question, please call the Compliance Department.)

Once a pre-clearance request is approved, the Access Person has one business day to trade in that security. For market orders, the order must be placed and filled before the one business day approval expires. For limit orders, the order must be placed before the one business day approval expires. This may be extended into after-hours trading with approval of the Compliance Department.

Access Person should be aware of these general considerations relating to specific types of trading activities:

●	Black Out Periods. An Access Person cannot purchase or sell, directly or indirectly, any Reportable Security within three (3) business days following a client transaction in the same (or a related) security. The black-out periods will not apply if there are pre-clearance exceptions for specific securities, as stated in this Code.

●	Holding Periods. To mitigate concerns over short-term trading, there is a 30-day holding period for most transactions (see Appendix I). Short-term trading by Access Persons in accounts for which they have any beneficial ownership is prohibited. Short-term trading is defined as purchases and sales of the same or equivalent Reportable Security within a 30 calendar day period. Short term trading will be evaluated on a FIFO basis.

●	Initial Public Offerings. No Access Person shall acquire Beneficial Interest in any security in an Initial Public Offering.

●	Restricted List. Securities are listed on the Firm’s or Stifel’s restricted list. It is at the discretion of the CCO whether to add or remove securities from this restricted list. The CCO will review the list on a periodic basis and shall consult with the President and CIO, as needed.

A.	Reporting Requirements

Each Access Person has various reporting obligations with respect to accounts in which they have a Beneficial Interest under the Code. Such accounts include those belonging to the Access Person, the Access Person’s spouse and dependent children; and any other member of the Access Person’s immediate family with whom they share a household. It also includes any accounts over which the Access Person controls or influences investment decisions or has the right or authority to exercise any degree of control or discretionary authority (non-Client accounts), as well as any account in which the Access Person has a beneficial interest. Beneficial interest includes direct or indirect power to make investment decisions.

The reporting obligations are as follows:

●	Initial Holdings Report. Every Access Person must complete, sign, and submit to the Compliance Department, an Initial Holdings Report no later than 10 calendar days after becoming an Access Person. Each Access Person is required to submit all accounts belonging to them as well as to any member of their immediate family with whom they share a household. The Initial Holdings Report is provided as Appendix VI. The information contained in the Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

●	Quarterly Transaction Report. Every Access Person must complete and submit a Quarterly Transaction and Brokerage Account Report to the Compliance Department, via the Firm’s electronic personal trading system. The report must include information about any transactions in Reportable Securities which were made during the specified calendar quarter. This is applicable for all Reportable Securities, regardless of whether pre-clearance approval was required. Please note transactions in Reportable Securities executed in Managed Accounts (i.e. no direct or indirect influence or control) are not required to be reported. The Quarterly Transaction and Brokerage Account Report must be submitted within 30 days ending each calendar quarter.

●	Annual Holdings Reports. Every Access Person must complete and submit to the Compliance Department an Annual Holdings Report no later than 45 days (February 14th of every year) following the end of the calendar year via the Firm’s electronic personal trading system. The information contained in the Annual Holdings Report must be current as of December 31st of the preceding year.

●	Disclosure of New Brokerage Accounts. Each Access Person must add any new brokerage account to the Firm’s electronic personal trading system prior to executing transactions any newly opened account for the direct or indirect benefit of such Access Person.

●	Duplicate Trade Confirmations. All Access Persons must provide the Compliance Department with their broker information. The Compliance Department will direct the broker to supply the Firm with duplicate copies of all trade confirmations for all accounts holding Reportable Securities in either hard copy form or through an electronic data feed sent to the Firm’s electronic personal trading system.

●	Notification of Reporting Obligation. All Access Persons will be informed of such duty by the Compliance Department and will be provided with a copy of this Code. Once informed of the duty to file a Quarterly Report and Initial and Annual Holdings Report, an Access Person has a continuing obligation to file such report, in a timely manner, whether or not the Access Person had any new information to report for the period

●	Annual Code Acknowledgement. All Access Persons are required to certify, on an annual basis, their knowledge of the Code and the provisions noted therein.

B.	Non-Volitional Investments

Certain non-volitional and managed investments are not subject to the pre-clearance requirements in the Code:

●	Purchases that are part of an issuer’s automatic dividend reinvestment plan or part of an automatic investment plan;

●	Purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its Reportable Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

●	Acquisitions or dispositions of securities through stock splits, reverse stock splits, mergers, consolidations, spin-offs or similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

●	Purchases or sales upon the exercise of puts or calls written by the Access Person where the purchase or sale is effected based on the terms of the option without action by the Access Person or his or her agent; and

C.	Private Security Transactions

ZCM’s fiduciary duty to Clients dictates that we devote our professional attention to Clients’ interests, above our own or those of other organizations. Any Advisory Person wishing to engage in private securities transactions must obtain prior written approval of the CCO. The CEO and CIO will also provide prior approval. The form included as Appendix IV to this Code should be used to make such requests.

Prior to making the initial investment in private securities or any follow-on investment in a private security, the Advisory Person must:

●	Arrange for the Compliance Department to review and obtain any private placement memoranda, subscription agreements or other documents pertaining to the investment.

●	Arrange for the Compliance Department to obtain any duplicate confirmations and statements or their equivalents relating to the investment.

●	When confirmations and statements or other like documents are not available from the issuer, the Advisory Person must promptly inform the Compliance Department of any changes in the investment and provide a written annual update.

An Access Person who has been permitted to acquire a security in a private placement must disclose that investment if he or she later participates in consideration of an investment in that issuer by a Client’s account.

D.	Exceptions to Trading policy

There are certain trading situations in which Advisory Persons may be have reduced reporting requirements. It is encouraged to review the specific situation with a member of the Compliance Department, if there are questions.

●	De Minimus Pre-Clearance Exceptions

Equity Security – Purchases or sales in any equity security with a market capitalization in excess of $5 Billion, involving a transaction in an amount less than $50,000 effected during the trading day period, are exempt from the pre-clearance requirements of the Code.

Fixed Income Security – Purchases or sales in a fixed income security, other than a municipal security, involving $50,000 par amount or less in the aggregate, during the trading day shall not require pre-clearance.

ETF or ETN – Purchases and sales in any ETF or ETN effected over the trading day and involving 1,000 shares in the aggregate shall or involve a transaction is a security with a market capitalization in excess of $5 Billion will not require pre-clearance.

Please note that trades falling within these de minimus exceptions must still be reported pursuant to the requirements of the Code.

●	Transactions effected in any 529 College Savings Plans

Transactions in 529 College Savings Plans do not require trade pre-clearance, but must be reported pursuant to the requirements of the Code.

●	Managed Accounts

Accounts for which bona fide legal investment discretion has been granted to an outside entity do not require pre-clearance. In such instances, an Access Person must first do all of the following:

1.	Notify the Compliance Department of its existence at the commencement of employment at ZCM or at the time the account is opened; and

2.	Provide the Compliance Department with the Managed Account Letter which has been executed by the Access Person as well as the broker-dealer, bank, investment manager, financial adviser, trust company or trustee. A copy of the Managed Account Letter is provided as Appendix VII.

●	Hardships

Under unusual circumstances, such as personal financial emergencies, and when it is determined that no conflict of interest or other breach of duty is involved, application for an exemption to make a transaction may be made to the CCO, which application may be denied or granted. To request consideration, an Access Person must submit a written request containing details on the circumstances, reason or the exception, and exception requested.

●	Systematic Investment/Withdrawal Programs

Purchases or sales or a Reportable Security, including Funds, pursuant to a systematic investment or withdrawal program do not require pre-clearance, provided the original setting up of the investment or withdrawal program was appropriately approved. This includes systematic investments made in Firm-sponsored 401k plans.

VI.	OTHER RESTRICTIONS AND POLICIES

The Firm has adopted stand-along compliance policies and procedures to address each of these policies. Please consult those policies for additional details and guidance.

A.	Pay to play

To avoid any real perceived conflict of interests, the Firm requires that certain employees’ political contributions are subject to a pre-clearance requirement. Both ZCM and Stifel policies relative to political contributions are applicable to all Access Persons. Those policies can be found online or via the Compliance Department. Both Stifel and ZCM will pre-clear any requested political contribution.

B.	Gifts and Entertainment

No Access Person shall accept a gift or other item of more than $250 in value from any person or entity that does business with the Firm. Reporting of gifts and entertainment is required by both ZCM and Stifel.

C.	Outside Business Activities

Before undertaking any Outside Business Activity, Advisory Persons must fill out the Request Form (provided as Appendix III to this Code), and submit the Form to the Compliance Department.

D.	Unethical Conduct – Whistleblower Policy

As a subsidiary of Stifel, ZCM is committed to the highest standards of ethical, moral, and legal business conduct. In accordance with this commitment, Stifel has established a whistleblower policy (a copy of which is located on the Stifel Intranet site at Human Resources-Policies-Whistle Blower Policy).

VII.	ENFORCEMENT

The Compliance Department will review all reports made pursuant to this Code as well as materials relating to personal transactions in Reportable Securities by Access Persons. The Compliance shall institute procedures necessary to monitor the adequacy of such reports and to otherwise prevent or detect violations of this Code. A violation of this Code shall be reported to management of the Firm as soon as possible upon discovery.

Violations of this Code may result in sanctions or such other steps as the Adviser may deem appropriate, including, but not limited to, unwinding the transaction or disgorgement of any profit from the transaction, a letter of censure, reduction in salary, and suspension or termination of employment. No officer of the Firm shall participate in a determination of whether there has been a violation of this Code or of the imposition of any sanction against them.

In addition, the Firm may report any violations to the appropriate regulatory authority, including the Securities and Exchange Commission.

The Sanctions Guidelines schedule is attached as Appendix V.

VIII.	RECORD RETENTION

ZCM shall maintain records in the manner and to the extent set forth below:

●	Retention of Copy of the Code. A copy of this Code, and any versions that were in effect within the past five years shall be preserved in an easily accessible place;

●	Record of Violations. A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

●	Copy of Forms and Reports. A copy of every form referenced herein prepared and filed by an Access Person shall be preserved for a period of not less than five years from the end of the fiscal year in which such report is made, the first two years in an easily accessible place;

●	Written Acknowledgements. A record of all written acknowledgments of receipt of this Code from each person who is, or within the past five years was, an Access Person or Supervised Person shall be preserved in an easily accessible place;

●	List of Access Persons. A list of all persons who are, or within the past five years of business were Access Persons, shall be maintained in an easily accessible place;

●	Record of Approvals. A record of any decision, and the reasons supporting the decision, to approve the acquisition of Securities in a Private Placement, and any other purchases or sales of Reportable Securities by Access Persons shall be maintained in an easily accessible place for at least five years following the end of the fiscal year in which the approval is granted; and

●	Location of Records. All such records and/or documents required to be maintained pursuant to this Code shall be kept at ZCM’s offices.

See the Firm’s Document Retention Policies and Procedures for more detail regarding books and records pertaining to the Code.

VII.	AMENDMENTS

Any material amendments to the Code subsequent to its initial approval must be approved by a Funds’ board within six months of the amendment. Amendments to the Code shall be deemed to be effective immediately.

APPENDIX I

REPORTABLE AND NON-REPORTABLE SECURITIES

Security Type	Pre- Clearance Required?	Subject to 3 day Blackout Period?	Subject to 30 day holding period?	Report on Quarterly Transaction Report?	Report on Initial & Annual Holdings Report?
Equity Securities, Real Estate Investment Trusts (“REIT”), and option contracts if market capitalization of the underlying security is below $5 billion at the time of the trade	Yes	Yes	Yes	Yes	Yes

Equity Securities and REIT transactions that are $50,000 or less, and option contracts with an underlying value of $50,000 or less if market capitalization of the underlying security is above $5 billion at the time of the trade
	No	No	Yes	Yes	Yes
Fixed Income including Corporate Bonds, excluding Municipal Bonds, if par value is below $50,000	No	No	Yes	Yes	Yes
Municipal Bonds if par value is below $100,000	Yes	Yes	Yes	Yes	Yes
Fixed Income including Corporate Bonds and Municipal Bonds if par value above $100,000	Yes	Yes	Yes	Yes	Yes
Closed-End Mutual Fund	Yes	Yes	Yes	Yes	Yes
Commodities including commodity futures	No	No	No	No	No
Index Futures	No	No	No	Yes	Yes
Securities offered as part of an Initial Public Offering (“IPO”)	PROHIBITED FROM TRADING EQUITY IPOs
Private Placements or Limited Offerings	Yes	Yes	Yes	Yes	Yes
Any ETFs or ETN if share amount is below 1,000 shares or if the security has a market cap greater than $5 Billion	No	No	No	Yes	Yes
Any ETF or ETN if share amount is above 1,000 shares	Yes	No	No	Yes	Yes
Direct obligations of the U.S. Government (i.e. Treasury Bonds)	No	No	No	No	No

i

Security Type	Pre- Clearance Required?	Subject to 3 day Blackout Period?	Subject to 30 day holding period?	Report on Quarterly Transaction Report?	Report on Initial & Annual Holdings Report?
Money Market Instruments (e.g. bankers’ acceptances, bank certificates of deposit, commercial paper, money market funds, etc.)	No	No	No	No	No
Open-End Mutual Funds other than ZCM or any Affiliate’s advised or sub advised Mutual Funds	No	No	No	No	No
ZCM or any Affiliate’s advised or sub advised Mutual Funds[1]	Yes	Yes	Yes	Yes	Yes
UITs	Yes	Yes	Yes	Yes	Yes
Securities held in any 529 College Savings Plan	No	No	No	No	No

1Affiliate and ZCM Fund tickers:

Montibus Capital Management LLC Funds

SGWAX; SGWYX; SGRIX; MSGSX; MSCYX; MSGLX; MMGEX; MSGNX; MSGZX; MSERX; MRWIX; MSCSX; MMCYX; MMCLX; MRWAX; MRWFX; MRWTX; SSCGX; SSMAX; SLPAX; SLLAX; SECAX

EquityCompass Funds

QDVAX; QDVCX; QDVIX; BUYAX; BUYCX; BUYIX

ZCM Funds

ZLSCX; ZLSIX ; ADJEX; NWGYX; NWGZX; NWJAX; NWJBX; NWJCX; NWJDX; NWJEX, NWJFX; NWJWX; NWKGX; NWJYX; NWJZX; NEXGUDPR:CN

APPENDIX II

INITIAL AND ANNUAL ACKNOWLEDGMENT OF THE CODE OF ETHICS

I hereby acknowledge that I have received, read and understand the Ziegler Capital Management, LLC Personal Trading Policy and Code of Ethics, and represent that:

1.	I have read the Code of Ethics and understand it.

2.	I certify that to the extent I did not understand a provision of the Code of Ethics, I asked and received proper guidance by the Chief Compliance Officer (“CCO”) or a designee of the CCO.

3.	I understand that any violation of the Code of Ethics may subject me to disciplinary action, including dismissal from employment.

4.	I will abide by the Code of Ethics in all respects and any future amendments to the Code, including reporting to Compliance any violations of the Code of which I become aware, as long as I am employed by Ziegler Capital Management, LLC.

Access Person Name:

Access Person Signature:

Dated:

APPENDIX III

OUTSIDE BUSINESS ACTIVITY

Advisory Persons of ZCM must obtain written approval from their designated supervisors and the CCO before engaging in an outside business activity (which includes being an officer, director, limited or general partner, member of a limited liability company, Advisory Person or consultant of any non-ZCM entity or organization on a compensated or non-compensated basis).

Preliminary Information

Advisory Person Name:

Name of Organization:

Nature of Business:

Legal Status of Entity (corporation, limited partnership, Limited Liability Company):

Business Address:

Principals:

___ Publicly Traded     ___ Privately Placed     ___ Non-Profit

To the best of your knowledge, does the organization or any of its affiliates conduct or plan to conduct business with Ziegler? ____ Yes     ____ No

If yes, please explain:

To the best of your knowledge, has the organization or anyone associated with the organization been the subject of a disciplinary proceeding issued by a securities regulatory authority, or been found guilty of a criminal offense within the last ten years? ___ Yes      ___ No

If yes, please explain:

Description of Outside Business Activity

What is the nature of the proposed activity?

Officer	Investor
Director	Promoter
Advisor	Advisory Person
Other

Please explain the exact nature of your activities, duties and responsibilities and please describe in detail any financial or investment Advisory or decision making role that you may have in the organization.

Number of Hours per Week ____     Per Month ____ you intend to engage in this activity.

Will the proposed activity enable you to exert control over a publicly or privately held company, either directly or indirectly?   ___ Yes     ___ No

If yes, please explain:

To the best of your knowledge, will your participation in the outside activity conflict with or compromise your ability to carry out your duties at Ziegler or restrict or otherwise have any negative impact on the activities of Ziegler?   ___ Yes     ___ No

If yes, please explain:

Will you be required to participate in the outside activity during normal Ziegler business hours?   ___ Yes     ___ No

If yes, please explain:

Will you receive compensation from the outside activity including, but not limited to, selling commissions, finder’s fees, or salary?   ___ Yes     ___ No

v

If yes, please explain the nature of such compensation:

If you will serve as an officer or director, will the organization carry officer’s/director’s liability insurance for you?   ___ Yes     ___ No

Advisory Person Signature:

Print Name:	Date:

ACKNOWLEGMENT

Compliance Signature:

Date:

(The completed form should be submitted to the Compliance Department for filing.)

APPENDIX IV

PRIVATE SECURITIES TRANSACTION REQUEST FORM

Advisory Persons of ZCM must obtain written approval from their designated supervisors and the CCO before entering into any private securities transaction (which includes investments in a private placement, private investment partnerships, interests in oil and gas ventures, real estate syndications, participation in tax shelters, and other investment vehicles and shares issued prior to a public distribution). Prior to making an initial investment in a private securities transaction, the CCO or a designee must review copies of any agreements, offering memoranda, or other documentation pertaining to the investment.

Preliminary Information

Advisory Person Name:

Name of Organization:

Nature of Business:

Legal Status of Entity (corporation, limited partnership, Limited Liability Company):

Business Address:

Principals:

___ Publicly Traded     ___ Privately Placed     ___ Non-Profit

To the best of your knowledge, does the organization or any of its affiliates conduct or plan to conduct business with Ziegler?   ____ Yes     ____ No

If yes, please explain:

To the best of your knowledge, has the organization or anyone associated with the organization been the subject of a disciplinary proceeding issued by a securities regulatory authority, or been found guilty of a criminal offense within the last ten years?   ___ Yes     ___ No

If yes, please explain:

Description of Private Securities Transaction

Description of the investments:

Type and amount of securities you are investing in:

Indicate the total dollar amount of your investment:

Do you own any other securities of the company or its affiliates?   ___ Yes     ___ No

If yes, please explain:

Estimate your total equity ownership interest in the Company:   _____ %

Through your investment do you have the right to participate in management, or the right to board membership or board observation rights?   ___ Yes     ___ No

If yes, please explain:

Advisory Person Signature:

Print Name:	Date:

ACKNOWLEGMENT

Compliance Signature:

Date:

(The completed form should be submitted to the Compliance Department for filing.)

APPENDIX V

SANCTIONS GUIDELINES FOR VIOLATIONS OF CODE OF ETHICS

Access Persons are responsible for complying with the restrictions set forth in this Code. Recurring violations of the Code may result in additional corrective measures beyond those normally taken by the CCO. Violations of the same type will be aggregated over an 18-month basis. The table below associates specific penalties with certain Code violations. However, extenuating circumstances may result in modifications to the indicated penalties. To address ongoing Code compliance issues, this table may be updated from time to time. The CCO reserves the right to make these determinations at his discretion. All violations and related actions will be reported to the President of the Adviser.

CODE VIOLATION	PENALTY
Insider trading	Termination upon review of facts and circumstances
Failure to pre-clear personal security transactions.

1st violation – written warning
2nd violation – violation letter
3rd violation – $100 fine donated to charity
4th violation – $250 fine donated to charity
5th violation – $500 fine donated to charity
Note: additional consecutive violations outside this timeframe may result in actions up to and including termination.

Failure to adhere to personal security transaction blackout period limitations, or other temporary blackout periods established by management.

1st violation – written warning
2nd violation – violation letter
3rd violation – $100 fine donated to charity
4th violation – $250 fine donated to charity
5th violation – $500 fine donated to charity
Note: additional violations may result in actions up to and including termination.

Failure to adhere to the 30 day holding period requirement.

1st violation – written warning
2nd violation – violation letter
3rd violation – $100 fine donated to charity
4th violation – $250 fine donated to charity
5th violation – $500 fine donated to charity
Note: additional violations may result in actions up to and including termination.

Failure to accurately complete quarterly transaction reporting by the required due date.

1st violation – written warning
2nd violation – violation letter
3rd violation – $100 fine donated to charity
4th violation – $250 fine donated to charity
5th violation – $500 fine donated to charity
Note: additional violations may result in actions up to and including termination.

Failure to accurately complete Initial and/or Annual Holdings reporting by the required due date.

1st violation – written warning
2nd violation – violation letter
3rd violation – $100 fine donated to charity
4th violation – $250 fine donated to charity
5th violation – $500 fine donated to charity
Note: additional violations may result in actions up to and including termination.

x

APPENDIX VI

INTIAL HOLDINGS REPORT

When an Access Person begins employment with ZCM, such person must make, within 10 days, a disclosure of all investment or brokerage accounts and Reportable Securities in which he or she has a Beneficial Ownership interest. Access Persons may attach their brokerage or investment account statements to this form when submitting to Compliance. The account statements must be current as of a date no more than 45 days prior to the date the Access Person joined the Firm.

Brokerage or Investment Accounts

Title of Account	Name of broker/dealer	Account Number

Securities Holdings

Name of Security	Type of Security	Ticker/CUSIP	Number of Shares/ Principal Amount	Account Name

Name

Signature	Date:

APPENDIX VII

MANAGED ACCOUNT LETTER

To:	Compliance Department

From:

Date:

Re:	Managed Account Letter

As an employee of Ziegler Capital Management, LLC (“Firm”), I, _____________________ (“Employee”) hereby certify to the following attestations:

●	My spouse, dependent children, and I do not have discretion or any influence over any of the below referenced accounts;

●	I have granted bona-fide legal investment discretion to the below listed Financial Adviser; and

●	In the event that the above statements are no longer accurate, I will immediately notify the Firm’s Compliance Department.

As the Employee’s Financial Adviser, I hereby certify that I have been granted bona-fide legal investment discretion by the Employee for all below listed accounts.

Account Number	Name of Account	Financial Adviser Name/Broker Dealer Name, Address, Phone Number

Employee Signature	Financial Adviser Signature

Date	Date